Exhibit 99.1

CONTACT:
Debra McConnell	FOR IMMEDIATE RELEASE
Global Communications	Wednesday, August 19, 2026
(508) 390-2323

TJX REPORTS Q2 FY27 RESULTS; ABOVE-PLAN COMP SALES GROWTH OF 4%; PRETAX PROFIT MARGIN AND DILUTED EPS BOTH WELL ABOVE PLAN; INCREASES FULL YEAR FY27 PRETAX PROFIT MARGIN AND EPS GUIDANCE

Adjusted results throughout this press release exclude a benefit from International Emergency Economic Powers Act (“IEEPA”) tariff refunds that are partially offset by related incremental compensation expense accruals (see below)

•Q2 consolidated comparable sales increased 4%, which was above the Company’s plan
•Q2 pretax profit margin of 13.3%, up 1.9 percentage points versus last year and well above the Company’s plan
•Q2 adjusted pretax profit margin of 11.9%, up 0.5 percentage points versus last year and well above the Company’s plan
•Q2 diluted earnings per share of $1.36, up 24% versus last year and well above the Company’s plan
•Q2 adjusted diluted earnings per share of $1.22, up 11% versus last year and well above the Company’s plan
•Returned $1.3 billion to shareholders in Q2 through share repurchases and dividends
•Increases full year FY27 pretax profit margin and diluted earnings per share guidance
•Plans to increase store growth to 4% beginning in FY28 and increases long-term global store target to 7,500 stores

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended August 1, 2026. Net sales for the second quarter of Fiscal 2027 were $15.2 billion, an increase of 5% versus the second quarter of Fiscal 2026. Second quarter Fiscal 2027 consolidated comparable sales increased 4%. Net income for the second quarter of Fiscal 2027 was $1.5 billion. Second quarter Fiscal 2027 diluted earnings per share were $1.36, up 24% versus $1.10 in the second quarter of Fiscal 2026. Excluding a $.14 net benefit from tariff refunds, second quarter Fiscal 2027 adjusted diluted earnings per share were $1.22, up 11% versus the prior year.

For the first half of Fiscal 2027, net sales were $29.5 billion, an increase of 7% versus the first half of Fiscal 2026. First half Fiscal 2027 consolidated comparable sales increased 5%. Net income for the first half of Fiscal 2027 was $2.9 billion. First half Fiscal 2027 diluted earnings per share were $2.55, up 26% versus $2.02 in the first half of Fiscal 2026. Excluding a $.14 net benefit from tariff refunds, adjusted diluted earnings per share for the first half of Fiscal 2027 were $2.41, up 19% versus the prior year.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our above-plan consolidated results in the second quarter. Overall comparable sales increased 4%, above our plan, and both profitability and earnings per share well exceeded our expectations. While sales at Marmaxx were below our expectations, HomeGoods, TJX Canada, and TJX International all delivered terrific comp sales increases of 6% to 7%, which underscores the strength of our global diversified business. With our strong second quarter profit results, we are raising our pretax profit margin and earnings per share outlook for the full year. Looking ahead, the third quarter is off to a strong start, and we are seeing improvement at our Marmaxx division to start the quarter. Availability of branded, quality merchandise continues to be outstanding, and we have many initiatives in place to drive sales and traffic in the upcoming fall and holiday shopping seasons. Further, we are pleased to share that we are planning to accelerate our store openings to 4% starting next year and now believe we can grow our overall global store base to a total of 7,500 stores in our existing retail banners in our current countries over the long term. We remain very confident in the long runway for growth ahead for TJX and we are excited about the opportunities we see to bring great values to even more consumers around the world.”

Comparable Sales by Division

The Company’s comparable sales by division for the second quarter of Fiscal 2027 and Fiscal 2026 were as follows:

Second Quarter Comparable Sales
	FY2027	FY2026

Marmaxx (U.S.)[1]	+1%	+3%
HomeGoods (U.S.)[2]	+7%	+5%
TJX Canada[3]	+6%	+9%
TJX International (Europe & Australia)[4]	+7%	+5%

TJX	+4%	+4%
1Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 2Includes HomeGoods and Homesense stores. 3Includes Winners, HomeSense, and Marshalls stores in Canada. 4Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Net Sales by Division

The Company’s net sales by division for the second quarter of Fiscal 2027 and Fiscal 2026 were as follows:

	Second Quarter Net Sales ($ in millions)[1]		Second Quarter FY2027 Reported Sales Growth	Second Quarter FY2027 Sales Growth on a Constant Currency Basis[2]
	FY2027	FY2026

Marmaxx (U.S.)[3]	$9,109	$8,841	+3%	N.A.
HomeGoods (U.S.)[4]	$2,507	$2,286	+10%	N.A.
TJX Canada[5]	$1,470	$1,381	+6%	+8%
TJX International (Europe & Australia)[6]	$2,094	$1,893	+11%	+10%

TJX	$15,180	$14,401	+5%	+6%
1Net sales in TJX Canada and TJX International include the impact of foreign currency. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores. 5Includes Winners, HomeSense, and Marshalls stores in Canada. 6Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the second quarter of Fiscal 2027, the Company’s pretax profit margin was 13.3%, up 1.9 percentage points versus last year’s 11.4%. Excluding a 1.4 percentage point net benefit from tariff refunds, adjusted pretax profit margin was 11.9%, up 0.5 percentage points versus the prior year.

Gross profit margin for the second quarter of Fiscal 2027 was 33.4%, up 2.7 percentage points versus last year’s 30.7%. Excluding a 2.0 percentage point net benefit from tariff refunds, adjusted gross profit margin was 31.4%, up 0.7 percentage points versus the prior year. This was driven by an increase in merchandise margin.

SG&A costs as a percent of sales for the second quarter of Fiscal 2027 were 20.3%, up 0.8 percentage points versus last year’s 19.5%. Excluding a 0.6 percentage point negative impact from tariff refund related incremental compensation expense accruals, adjusted SG&A costs as a percent of sales were 19.7%, up 0.2 percentage points versus the prior year. This was driven by incremental store wage and payroll costs.

Net interest income had a neutral impact to second quarter Fiscal 2027 pretax profit margin versus the prior year.

Inventory

Total inventories as of August 1, 2026 were $7.9 billion, compared to $7.4 billion at the end of the second quarter of Fiscal 2026. Consolidated inventories on a per-store basis as of August 1, 2026, including distribution centers, but excluding inventory in transit and the Company’s e-commerce sites, were up 2% on a reported basis, and up 3% on a constant currency basis, versus last year. The Company is well positioned to take advantage of the outstanding availability in the marketplace and flow fresh assortments to its stores and online this fall. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency, if any, as described below.

Cash and Shareholder Distributions

For the second quarter of Fiscal 2027, the Company generated $2.2 billion of operating cash flow and ended the quarter with $6.0 billion of cash.

During the second quarter of Fiscal 2027, the Company returned a total of $1.3 billion to shareholders. The Company repurchased 5.1 million shares of TJX stock for a total of $798 million and paid $529 million in shareholder dividends.

During the first half of Fiscal 2027, the Company returned a total of $2.4 billion to shareholders. The Company repurchased 8.9 million shares of TJX stock for a total of $1.4 billion and paid $1.0 billion in shareholder dividends.

The Company continues to expect to repurchase approximately $2.75 to $3.0 billion of TJX stock during Fiscal 2027. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

IEEPA Tariff Refunds and Related Expense Accruals

During the second quarter of Fiscal 2027, the Company received aggregate refunds of $331 million for a portion of the IEEPA tariffs it previously paid. As a result, these tariff refunds benefitted the Company’s second quarter Fiscal 2027 cost of sales. Due to these tariff refunds, the Company accrued incremental expenses of $112 million for year-end incentive compensation and discretionary bonuses for eligible Associates globally which impact both the Company’s second quarter Fiscal 2027 cost of sales and SG&A costs. The net benefit of tariff refunds was $219 million for the Company’s second quarter Fiscal 2027 pretax profit. The impact of tariff refunds and related incremental compensation expense accruals to the Company’s second quarter Fiscal 2027 gross profit margin, SG&A costs, pretax profit margin, and diluted earnings per share were as follows:

	FY2027
	Second Quarter	First Half

Gross profit margin	33.4%	32.4%
Net benefit from tariff refunds[1]	(2.0%)	(1.1%)
Adjusted gross profit margin	31.4%	31.3%

SG&A costs as a percent of sales	20.3%	19.9%
Impact from tariff refund related incremental compensation expense accruals[2]	(0.6%)	(0.3%)
Adjusted SG&A costs as a percent of sales	19.7%	19.6%

Pretax profit margin	13.3%	12.7%
Net benefit from tariff refunds	(1.4%)	(0.8%)
Adjusted pretax profit margin	11.9%	11.9%

Diluted earnings per share	$1.36	$2.55
Net benefit from tariff refunds	($.14)	($.14)
Adjusted diluted earnings per share	$1.22	$2.41
1Includes the gain from tariff refunds and a portion of the related incremental expense accruals for year-end incentive compensation and discretionary bonuses. 2Includes a portion of the tariff refund related incremental expense accruals for year-end incentive compensation and discretionary bonuses.

Additionally, tariff refunds benefit the segment profit of the Company’s U.S. segments and the related incremental expense accruals for year-end incentive compensation and discretionary bonuses impact the segment profit of each of the Company’s segments. The impact to the segment profit margin of each of the Company’s segments for the second quarter of Fiscal 2027 were as follows:

	FY2027
	Second Quarter	First Half
Marmaxx (U.S.)
Segment profit margin	15.6%	15.2%
Net benefit from tariff refunds[1]	(1.4%)	(0.8%)
Adjusted segment profit margin	14.2%	14.4%

HomeGoods (U.S.)
Segment profit margin	17.6%	15.2%
Net benefit from tariff refunds[1]	(5.2%)	(2.5%)
Adjusted segment profit margin	12.4%	12.7%

TJX Canada
Segment profit margin	15.6%	13.8%
Impact from tariff refund related incremental compensation expense accruals[2]	0.7%	0.3%
Adjusted segment profit margin	16.3%	14.1%
Impact from foreign currency[3]	0.0%	0.1%
Adjusted segment profit margin on a constant currency basis[3]	16.3%	14.2%

TJX International (Europe & Australia)
Segment profit margin	6.4%	5.6%
Impact from tariff refund related incremental compensation expense accruals[2]	0.9%	0.4%
Adjusted segment profit margin	7.3%	6.0%
Impact from foreign currency[3]	0.0%	0.1%
Adjusted segment profit margin on a constant currency basis[3]	7.3%	6.1%
1Includes the gain from tariff refunds and the related incremental year-end compensation expense accruals for the segment. 2Includes tariff refund related incremental year-end compensation expense accruals for the segment. 3Reflects segment profit margin adjusted for the impact of foreign currency; see Impact of Foreign Currency, below.

Reconciliations detailing the benefit of tariff refunds and related incremental compensation expense accruals on the Company’s second quarter Fiscal 2027 results and forward guidance can also be found in the Investors section of TJX.com.

Third Quarter, Full Year Fiscal 2027, and Store Growth Outlook

In the third quarter of Fiscal 2027, the Company expects to receive additional IEEPA tariff refunds, which it expects to benefit the Company’s third quarter Fiscal 2027 cost of sales. Due to these expected tariff refunds, the Company expects to accrue incremental expense for year-end incentive compensation and discretionary bonuses that will impact the Company’s third quarter Fiscal 2027 cost of sales and SG&A costs. The amount, timing and likelihood of additional tariff refund recovery remain uncertain. The total amount of refunds received may not equal the full amount of IEEPA related tariffs paid, and additional refunds remain subject to further legal, regulatory or administrative developments.

For the third quarter of Fiscal 2027, the Company is planning consolidated comparable sales to be up 2% to 3%. The Company expects pretax profit margin to be in the range of 12.8% to 12.9%. Excluding an expected net benefit of 0.5 percentage points from tariff refunds, the Company expects adjusted pretax profit margin to be in the range of 12.3% to 12.4%. The Company expects diluted earnings per share to be in the range of $1.36 to $1.38. Excluding an expected net benefit of $.06 from tariff refunds, the Company expects adjusted diluted earnings per share to be in the range of $1.30 to $1.32.

For the full year Fiscal 2027, the Company continues to expect consolidated comparable sales to be up 3% to 4%. The Company is increasing its full-year pretax profit margin outlook to be in the range of 12.3% to 12.4%. Excluding an expected net benefit of 0.3 percentage points from tariff refunds, the Company is increasing its full-year adjusted pretax profit margin outlook to be in the range of 12.0% to 12.1%. The Company is increasing its full-year diluted earnings per share outlook to be in the range of $5.31 to $5.36. Excluding an expected net benefit of $.16 from tariff refunds, the Company is increasing its full year outlook for adjusted diluted earnings per share to be in the range of $5.15 to $5.20.

Beginning in Fiscal 2028, the Company is planning to accelerate its store opening growth to 4%. The Company is also increasing its long-term global store target by an additional 500 stores to a total of 7,500 stores for its existing retail banners in its current countries.

Stores by Concept

During the fiscal quarter ended August 1, 2026, the Company increased its store count by 23 stores overall to a total of 5,285 stores and increased total square footage by 0.4% versus the prior quarter.

	Store Locations[1] Second Quarter FY2027		Gross Square Feet Second Quarter FY2027 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,354	1,359	36.5	36.6
Marshalls	1,265	1,267	35.1	35.1
HomeGoods	969	973	22.8	22.9
Sierra	153	156	3.1	3.2
Homesense	84	86	2.3	2.4
In Canada:
Winners	319	320	8.8	8.8
HomeSense	162	162	3.8	3.8
Marshalls	112	112	3.0	3.0
In Europe:
TK Maxx	679	685	18.7	18.8
Homesense	74	74	1.4	1.4
In Australia:
TK Maxx	91	91	1.9	1.9

TJX	5,262	5,285	137.4	137.9
1Store counts above include both banners within a combo or a superstore.

Impact of Foreign Currency

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a one percentage point negative impact on the Company’s net sales growth in the second quarter of Fiscal 2027 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on second quarter Fiscal 2027 diluted earnings per share.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the first half of Fiscal 2027 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 positive impact on the first half Fiscal 2027 diluted earnings per share.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Additionally, a table detailing the impact of foreign currency on TJX’s net sales and pretax profit margin, as well as those of its international businesses, can be found in the Investors section of TJX.com.

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,200 stores across ten countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe; and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Second Quarter Fiscal 2027 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2027 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Wednesday, August 26, 2026, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. The Company uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others to assist them in understanding and evaluating trends in the Company’s operating results or measure performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements.” These forward-looking statements generally can be identified by the use of words such as “aim,” “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” and “would,” or any variations of these words or other words with similar meanings. These forward-looking statements address various matters that we intend, expect or believe may occur in the future, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, tariff refunds and third quarter, full year Fiscal 2027 and store growth outlook. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; international trade and tariff policies; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in anticipated quarterly and annual operating results, financial performance, business plan prospects, investments and market expectations; inventory or asset loss; cash flow and plans with respect to long-term indebtedness; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during certain seasons of the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in fuel prices; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2026, as well as the other information we file with the U.S. Securities and Exchange Commission (“SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read our filings with the SEC and any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise, for a discussion of these and other risks and uncertainties. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$15,180	$14,401	$29,503	$27,512
Cost of sales, including buying and occupancy costs	10,108	9,976	19,951	19,222
Selling, general and administrative expenses	3,085	2,805	5,879	5,354
Interest (income) expense, net	(31)	(27)	(66)	(57)
Income before income taxes	2,018	1,647	3,739	2,993
Provision for income taxes	498	404	887	714
Net income	$1,520	$1,243	$2,852	$2,279
Diluted earnings per share	$1.36	$1.10	$2.55	$2.02
Cash dividends declared per share	$0.480	$0.425	$0.960	$0.850
Weighted average common shares – diluted	1,117	1,128	1,118	1,130

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 1, 2026	August 2, 2025
Assets
Current assets:
Cash and cash equivalents	$6,004	$4,639
Accounts receivable and other current assets	1,463	1,267
Merchandise inventories	7,862	7,372
Total current assets	15,329	13,278
Net property at cost	8,567	7,775
Operating lease right of use assets	11,154	9,978
Goodwill	97	95
Other assets	1,968	1,759
Total assets	$37,115	$32,885
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,024	$4,698
Accrued expenses and other current liabilities	5,622	4,941
Current portion of operating lease liabilities	1,714	1,669
Current portion of long-term debt	1,000	—
Total current liabilities	13,360	11,308
Other long-term liabilities	1,168	1,042
Non-current deferred income taxes, net	333	217
Long-term operating lease liabilities	9,732	8,585
Long-term debt	1,871	2,867

Shareholders’ equity	10,651	8,866
Total liabilities and shareholders' equity	$37,115	$32,885

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025
Cash flows from operating activities:
Net income	$2,852	$2,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	676	604
Deferred income tax provision	64	71
Share-based compensation	85	76
Changes in assets and liabilities:
Decrease (increase) in accounts receivable and other assets	324	(25)
(Increase) in merchandise inventories	(603)	(845)
(Increase) in income taxes recoverable	(60)	(36)
Increase in accounts payable	470	388
(Decrease) in accrued expenses and other liabilities	(349)	(289)
Increase (decrease) in net operating lease liabilities	5	(5)
Other, net	(119)	(33)
Net cash provided by operating activities	3,345	2,185
Cash flows from investing activities:
Property additions	(1,159)	(958)
Purchase of equity investments	(5)	(5)
Purchases of investments	(28)	(21)
Sales and maturities of investments	24	15
Net cash (used in) investing activities	(1,168)	(969)
Cash flows from financing activities:
Payments for repurchase of common stock	(1,418)	(1,144)
Cash dividends paid	(1,005)	(898)
Proceeds from issuance of common stock	134	104
Other	(73)	(64)
Net cash (used in) financing activities	(2,362)	(2,002)
Effect of exchange rate changes on cash	(41)	90
Net (decrease) in cash and cash equivalents	(226)	(696)
Cash and cash equivalents at beginning of year	6,230	5,335
Cash and cash equivalents at end of period	$6,004	$4,639

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales:
United States:
Marmaxx	$9,109	$8,841	$17,759	$16,893
HomeGoods	2,507	2,286	5,013	4,540
TJX Canada	1,470	1,381	2,755	2,525
TJX International	2,094	1,893	3,976	3,554
Total net sales	$15,180	$14,401	$29,503	$27,512
Segment profit:
United States:
Marmaxx	$1,424	$1,254	$2,693	$2,361
HomeGoods	441	228	764	458
TJX Canada	229	221	379	343
TJX International	135	99	222	171
Total segment profit	$2,229	$1,802	$4,058	$3,333
General corporate expense	242	182	385	397
Interest (income) expense, net	(31)	(27)	(66)	(57)
Income before income taxes	$2,018	$1,647	$3,739	$2,993

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the second quarter of Fiscal 2027, the Company received aggregate refunds of $331 million for a portion of the IEEPA tariffs it previously paid. As a result, this tariff refund benefitted the Company’s second quarter Fiscal 2027 cost of sales. Due to this tariff refund, the Company accrued incremental expense for year-end incentive compensation and discretionary bonuses for eligible Associates globally which impact both the Company’s second quarter Fiscal 2027 cost of sales and SG&A costs. The net benefit of this tariff refund was $219 million for the Company’s second quarter Fiscal 2027 pretax profit.
2.During the second quarter ended August 1, 2026, the Company returned $1.3 billion to shareholders, repurchasing and retiring 5.1 million shares of its common stock at a cost of $798 million and paid $529 million in shareholder dividends. During the six months ended August 1, 2026, the Company returned $2.4 billion to shareholders, repurchasing and retiring 8.9 million shares of its common stock at a cost of $1.4 billion and paid $1.0 billion in shareholder dividends. During the second quarter of Fiscal 2027, the Company completed the $1.1 billion that remained as of January 31, 2026 from the previously announced stock repurchase program. In February 2026, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. Under this program, TJX had approximately $2.7 billion available for repurchase as of August 1, 2026.